News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FIRST QUARTER 2011 RESULTS

WESTPORT, CT, April 20, 2011 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the first quarter of 2011 of $5.0 million, or $0.04 per share, compared to a loss from continuing operations of $79.0 million or $0.73 per share in the first quarter of 2010. The first quarter results were favorably impacted by an after-tax gain of $33.2 million, or $0.28 per share on the sale of approximately 1.8 million shares of Bucyrus International, Inc. common stock, while negatively impacted by an after-tax expense of $4.1 million, or $0.04 per share, for costs associated with the early retirement of the Company's 7-3/8% senior subordinated notes in the quarter, and after tax charges related to restructuring and a customer insolvency of an additional $3.8 million, or $0.03 per share.

Net sales from continuing operations were $1,256.2 million in the first quarter of 2011, an increase of 34.2% from $935.9 million in the first quarter of 2010. Loss from operations was $9.3 million in the first quarter of 2011, an improvement of $57.2 million as compared to a loss from operations of $66.5 million in the first quarter of 2010.

All results are for continuing operations, unless stated otherwise. Discontinued operations include the Mining, Atlas and Powertrain businesses. All per share amounts are on a fully diluted basis.

“Overall, the first quarter results were largely in line with our expectations. Order activity continues to accelerate, and demand has picked up sharply, leading to increased quarterly sales in most of our businesses. This is most evident by the significantly increased backlog seen in all four of our segments at the end of the first quarter,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “Somewhat offsetting favorable demand trends are increased input costs, mostly associated with purchased materials such as steel, hydraulics, tires and other manufacturing components. In response, we have recently increased pricing in an effort to regain the profitability we would expect from each product line. We also see some potential risks associated with component availability and are monitoring our supplier base closely.”

Mr. DeFeo continued, “The economic recovery is taking hold in many major markets for Terex. As we had previously indicated, we expected our Cranes segment to be challenged in the first half of 2011 as we work through the effects of inconsistent demand for many of our larger cranes during 2010. This was particularly evident in our port equipment line of business, where we had several customers delay delivery in the first quarter, which led to a larger than expected loss for the segment overall. We expect to deliver these cranes during the upcoming months and for our orders and deliveries to improve as we move through the year. Longer term, we are optimistic about our Cranes segment, as we have seen a significant increase in demand from North America, as well as a continued increase in activity in developing markets.”

Mr. DeFeo added, “Performance in the Materials Processing (MP) segment continues to improve, with the business performing consistent with our expectations, and positioned to show improved profitability in the remaining quarters of 2011. Our Aerial Work Platforms (AWP) business has seen a substantial increase in demand from the North American rental channel, with backlog up approximately 123% from this time last year and approximately 45% from the end of 2010. We have initiated pricing increases in AWP starting with deliveries scheduled for late in the second quarter of 2011. However, the current operating margin reflects the impact of orders placed early in the recovery without the benefits of the new pricing structure or the benefit of operating efficiencies as we accelerated production to meet the increased demand. Construction segment operating losses were sharply reduced in the first quarter, mainly reflecting improvements from cost savings initiatives, improved operating performance and increasing demand, particularly for compact construction equipment and material handlers. We are pursuing initiatives to grow our market share in each of our segments and we are very enthusiastic about the new products we launched at the CONEXPO trade show in Las Vegas in March.”

“Our expectation for full year 2011 performance heading into this year was for net sales to be between $5 billion and $5.4 billion, resulting in earnings per share (EPS), excluding restructuring and unusual items, between $0.60 and $0.75. Adjusting our view for an improved demand environment, but increased pressures from component costs, our current expectations are for us to achieve the previously guided EPS range on net sales between $5.2 billion and $5.5 billion. We also expect each of the remaining quarters in 2011 to deliver positive net income and EPS. Longer term, we remain focused on the growth goals previously established for Terex of achieving $8 billion in net sales and an operating margin of 12%.”

First Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms: Net sales for the AWP segment for the first quarter of 2011 increased $161.1 million, or 74.7%, to $376.8 million versus the first quarter of 2010. The North American market continued its recovery, with increased capital expenditures from both large and medium sized rental customers related to fleet replacement. All other geographies experienced strong growth, especially Western Europe.

Income from operations in the first quarter was $6.0 million, or 1.6% of net sales, as compared to a loss from operations of $20.3 million, or 9.4% of net sales, incurred during the first quarter of 2010. Operating profit benefited mainly from increased sales volumes and manufacturing cost absorption due to increased production levels. Partially offsetting this increase were higher input costs and weaker price realization due to early order discount and other incentives.

Construction: Net sales for the Construction segment for the first quarter of 2011 increased $138.4 million, or 67.7%, to $342.9 million versus the first quarter of 2010. The improvement in net sales was driven by strong demand for the material handler product and increased demand for trucks, especially for quarry applications in developing markets. Also contributing to the increase in net sales was demand for backhoe loaders in Western Europe and Russia, increased interest in compact equipment in rental outlets throughout the Americas and strong parts sales driven by aging fleets and higher utilization.

Loss from operations in the first quarter was $3.5 million, or 1.0% of net sales, as compared to a loss from operations of $22.8 million, or 11.1% of net sales, during the first quarter of 2010. Operating results benefited from increased sales volumes and improved operating performance due to restructuring that has taken place over the past year. This was slightly offset by increased costs for certain raw materials and components as well as selling, general and administrative expenses in response to the growth.

Cranes: Net sales for the Cranes segment for the first quarter of 2011 decreased $15.4 million, or 3.7%, to $398.3 million versus the first quarter of 2010. The quarterly net sales were favorably impacted by a recovery in demand throughout the Americas with shipments being driven predominantly by energy and commercial construction applications. Demand remained slow for large crawler cranes worldwide, where the market tends to recover later in the business cycle. Also contributing to crawler crane demand weakness was the postponement or cancellation of certain wind projects in Germany and the UK due to reductions in government funding. Our port equipment products have experienced delivery delays, with these deliveries now expected to take place in the second and third quarters of 2011. Quarterly results related to port equipment products remain somewhat hard to predict with the unevenness of product ordering, tenders and customer delivery.

Loss from operations during the first quarter of 2011 was $22.5 million, or 5.6% of net sales, as compared with a loss from operations of $3.1 million, or 0.7% of net sales, during the first quarter of 2010. Operating results were negatively impacted by material cost increases, competitive pricing, product mix, and a $5 million charge taken for a customer insolvency, but were helped slightly by improved cost absorption, especially in North America. Larger than expected losses of approximately $16 million mainly due to delayed deliveries and a cost structure that currently remains too high were reported in the port equipment business. The Cranes segment continues to work on accelerating its improvement plan and cost reduction activities related to its port equipment business.

Materials Processing: Net sales for the MP segment for the first quarter of 2011 increased $44.0 million, or 40.7%, to $152.2 million versus the first quarter of 2010. Machine sales increased worldwide, particularly in Australia, South Africa and the Americas, primarily due to a stronger global economic picture and dealer restocking ahead of anticipated orders driven by early cycle demand. Northern and Eastern European markets have started to show signs of recovery, while demand in Southern European markets remained fairly soft.

Income from operations during the first quarter of 2011 was $12.3 million, or 8.1% of net sales, compared to a loss from operations of $0.3 million, or 0.3% of net sales, incurred during the first quarter of 2010. The primary drivers of the improved operating performance were better manufacturing utilization and product pricing, offset partially by the rising cost of components and raw materials.

Corporate and Other / Eliminations: The loss from operations of $1.6 million during the first quarter of 2011 improved by $18.4 million compared to the prior year period, mainly due to the impact of a higher allocation of expenses to the business segments, less restructuring and increased government sales and other activities in the current year period.

Interest and Other Income (Expense): Interest expense, net of interest income in the first quarter of 2011 decreased $8.7 million when compared to the first quarter of 2010, primarily driven by reduced interest expense due to the recent debt retirements. Other income in the first quarter of 2011 included a $51.6 million gain related to the sale of a portion of the Company's shares of Bucyrus International common stock.

Taxes: The effective tax rate for the first quarter of 2011 was approximately 59% compared to an effective tax rate of approximately 32% for the first quarter of 2010. The higher tax rate in the first quarter of 2011, compared to statutory rates, was mainly due to the Company's inability to record tax benefits on losses in certain jurisdictions. Due to the lower absolute value of the 2011 first quarter profit before taxes, the losses not benefited have a more significant impact on the effective tax rate than in the first quarter of 2010.

Capital Structure:  The Company's liquidity at March 31, 2011 totaled $1,219.0 million, which comprised cash balances of $723.7 million and borrowing availability under the Company's revolving credit facility of $495.3 million. Liquidity at March 31, 2011 decreased by $178.6 million compared to December 31, 2010 levels of $1,397.6 million, reflecting repayment of debt, increased investing activities and increases in working capital. The sale of the Company's shares of Bucyrus common stock and receipt of a U.S. tax refund, contributed approximately $166 million and $105 million, respectively, to overall liquidity.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “Our liquidity position remains strong as we enter the early stages of recovery in most of our businesses. We are investing in inventory ahead of our seasonally strong period; however, the Cranes segment continues to struggle with the impacts of shifting customer demand and order patterns, which contributes to inventory management inefficiencies.”

Return on Invested Capital (ROIC) was negative 0.1% for the trailing twelve months ended March 31, 2011, reflecting the operating losses incurred during the period. Cash flow used in operations in the first quarter of 2011 was approximately $77 million, mainly driven by cash used for working capital of approximately $151 million and the net loss from continuing operations, offset partially by $105 million in tax refunds received in the first quarter of 2011. For the comparable period in 2010, cash used in operations was approximately $84 million. Debt, less cash and cash equivalents, decreased approximately $99 million in the first quarter of 2011, compared to the fourth quarter of 2010, to approximately $693 million.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 36.5% at March 31, 2011, as compared to 31.3% at December 31, 2010, mainly influenced by increased production in anticipation of increased demand in the recovering segments and the impact of seasonal demand. Planned working capital reductions were not achieved in the Cranes segment due mainly to delivery delays. The Company continued to take advantage of early payment discounts from its suppliers where the returns were significantly greater than the amount received from short-term bank deposits.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $1,792 million at March 31, 2011, an increase of approximately 46% from March 31, 2010 and an increase of approximately 38% from December 31, 2010.

AWP segment backlog increased approximately 123% and 45% as compared to March 31, 2010 and December 31, 2010, respectively. Driving this increase are improved fleet utilizations, replacement of aging fleets and customer concerns about product availability later in the recovery cycle. Order activity is strong across most models in the boom, scissor and telehandler categories.

Construction segment backlog increased approximately 118% and 72% as compared to March 31, 2010 and December 31, 2010, respectively, primarily due to increased demand for most construction products in the Americas and Russia and material handlers globally.

Cranes segment backlog increased approximately 23% and 30% as compared to March 31, 2010 and December 31, 2010, respectively. The majority of these orders are going to large rental customers, with some of these orders coming from new customers ordering products such as the recently launched Roadmaster 9000 truck crane and new boom trucks. The Company is seeing good order demand for rough terrain, boom trucks and tower cranes, especially in North America.

MP segment backlog increased approximately 4% and 31% as compared to March 31, 2010 and December 31, 2010, respectively. Materials processing backlog increased due to expected seasonality in the timing of orders as well as low dealer inventories resulting from continued end user financing programs.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, April 21, 2011 at 8:30 a.m. EDT. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston	Mike Bazinet
Vice President, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone: 203-222-6113
Email: thomas.gelston@terex.com	Email: michael.bazinet@terex.com

Forward-Looking Statements

This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; difficulties in managing and expanding into developing markets; the effects of changes in laws and regulations, including tax laws; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$1,256.2	$935.9
Cost of goods sold	(1,089.0)	(837.4)
Gross profit	167.2	98.5
Selling, general and administrative expenses	(176.5)	(165.0)
Loss from operations	(9.3)	(66.5)
Other income (expense)
Interest income	2.1	1.1
Interest expense	(28.2)	(35.9)
Loss on early extinguishment of debt	(6.3)	—
Other income (expense) - net	51.9	(12.9)
Income (loss) before income taxes	10.2	(114.2)
(Provision for) benefit from income taxes	(6.0)	36.9
Income (loss) from continuing operations	4.2	(77.3)
Income (loss) from discontinued operations - net of tax	6.4	(1.5)
Gain on disposition of discontinued operations - net of tax	0.3	620.4
Net income	10.9	541.6
Net (income) loss attributable to non-controlling interest	0.8	(1.7)
Net income attributable to Terex Corporation	$11.7	$539.9
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$5.0	$(79.0)
Income (loss) from discontinued operations - net of tax	6.4	(1.5)
Gain on disposition of discontinued operations - net of tax	0.3	620.4
Net income attributable to Terex Corporation	$11.7	$539.9
Basic Earnings per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.05	$(0.73)
Income (loss) from discontinued operations - net of tax	0.06	(0.01)
Gain on disposition of discontinued operations - net of tax	—	5.72
Net income attributable to Terex Corporation	$0.11	$4.98
Diluted Earnings per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.04	$(0.73)
Income (loss) from discontinued operations - net of tax	0.06	(0.01)
Gain on disposition of discontinued operations - net of tax	—	5.72
Net income attributable to Terex Corporation	$0.10	$4.98
Weighted average number of shares outstanding in per share calculation
Basic	109.2	108.4
Diluted	116.6	108.4

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2011	Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$723.7	$894.2
Investments in marketable securities	367.3	521.4
Trade receivables (net of allowance of $46.6 and $46.8 at March 31, 2011 and December 31, 2010, respectively)	896.6	782.5
Inventories	1,565.9	1,448.7
Deferred taxes	26.6	23.4
Other current assets	229.5	298.7
Total current assets	3,809.6	3,968.9
Non-current assets
Property, plant and equipment - net	590.2	573.5
Goodwill	508.6	492.9
Deferred taxes	86.3	90.5
Other assets	418.2	390.6
Total assets	$5,412.9	$5,516.4
Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$62.8	$346.8
Trade accounts payable	626.1	570.0
Accrued compensation and benefits	138.9	128.5
Accrued warranties and product liability	90.9	86.4
Customer advances	108.5	95.8
Income taxes payable	189.6	186.8
Other current liabilities	268.4	259.9
Total current liabilities	1,485.2	1,674.2
Non-current liabilities
Long-term debt, less current portion	1,354.3	1,339.5
Retirement plans and other	386.7	391.3
Total liabilities	3,226.2	3,405.0
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 121.7 and 121.2 shares at March 31, 2011 and December 31, 2010, respectively	1.2	1.2
Additional paid-in capital	1,260.3	1,264.2
Retained earnings	1,328.4	1,316.7
Accumulated other comprehensive income	165.9	100.4
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at March 31, 2011 and December 31, 2010	(597.9)	(599.3)
Total Terex Corporation stockholders' equity	2,157.9	2,083.2
Noncontrolling interest	28.8	28.2
Total equity	2,186.7	2,111.4
Total liabilities and stockholders' equity	$5,412.9	$5,516.4

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Three Months Ended March 31,
	2011	2010
Operating Activities of Continuing Operations
Net income	$10.9	$541.6
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
(Income) loss from discontinued operations	(6.4)	1.5
Gain on disposition of discontinued operations	(0.3)	(620.4)
Depreciation	20.1	20.4
Amortization	6.1	6.8
Deferred taxes	8.2	(49.2)
Gain on sale of assets	(51.8)	(0.4)
Loss on investments in derivative securities	0.3	7.5
Stock-based compensation expense	5.6	8.8
Other, net	3.4	5.2
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(92.3)	(36.4)
Inventories	(96.9)	(25.5)
Trade accounts payable	38.2	62.3
Accrued compensation and benefits	(3.0)	(10.9)
Income taxes payable	(3.4)	2.2
Accrued warranties and product liability	(0.5)	(7.6)
Customer advances	8.4	(17.8)
Other current assets	78.5	(9.5)
Other, net	(1.7)	37.3
Net cash used in operating activities of continuing operations	(76.6)	(84.1)
Investing Activities of Continuing Operations
Capital expenditures	(13.4)	(8.5)
Proceeds from disposition of discontinued operations	—	1,002.0
Investments in derivative securities	—	(21.1)
Proceeds from sale of assets	166.1	4.3
Net cash provided by investing activities of continuing operations	152.7	976.7
Financing Activities of Continuing Operations
Principal repayments of long-term debt	(297.6)	(0.6)
Net borrowings (repayments) under revolving line of credit agreements	12.6	(10.1)
Purchase of noncontrolling interest	—	(12.9)
Other, net	3.6	(0.9)
Net cash used in financing activities of continuing operations	(281.4)	(24.5)
Cash Flows from Discontinued Operations
Net cash used in operating activities of discontinued operations	—	(11.8)
Net cash provided by financing activities of discontinued operations	—	0.1
Net cash used in discontinued operations	—	(11.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	34.8	(31.4)
Net (Decrease) Increase in Cash and Cash Equivalents	(170.5)	825.0
Cash and Cash Equivalents at Beginning of Period	894.2	971.2
Cash and Cash Equivalents at End of Period	$723.7	$1,796.2

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	First Quarter
	2011		2010
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$1,256.2		$935.9
Gross profit	167.2	13.3%	98.5	10.5%
SG&A	176.5	14.1%	165.0	17.6%
Loss from operations	$(9.3)	(0.7)%	$(66.5)	(7.1)%

AWP
Net sales	$376.8		$215.7
Gross profit	49.6	13.2%	12.5	5.8%
SG&A	43.6	11.6%	32.8	15.2%
Income (loss) from operations	$6.0	1.6%	$(20.3)	(9.4)%

Construction
Net sales	$342.9		$204.5
Gross profit	38.5	11.2%	14.1	6.9%
SG&A	42.0	12.2%	36.9	18.0%
Loss from operations	$(3.5)	(1.0)%	$(22.8)	(11.1)%

Cranes
Net sales	$398.3		$413.7
Gross profit	40.5	10.2%	56.0	13.5%
SG&A	63.0	15.8%	59.1	14.3%
Loss from operations	$(22.5)	(5.6)%	$(3.1)	(0.7)%

MP
Net sales	$152.2		$108.2
Gross profit	32.8	21.6%	15.9	14.7%
SG&A	20.5	13.5%	16.2	15.0%
Income (loss) from operations	$12.3	8.1%	$(0.3)	(0.3)%

Corporate/Eliminations
Net sales	$(14.0)		$(6.2)
Gross Profit	5.8	(41.4)%	0.0	0.0%
SG&A	7.4	(52.9)%	20.0	(322.6)%
Loss from operations	$(1.6)	11.4%	$(20.0)	322.6%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended March 31, 2011, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2011	Mar 31, 2010	% change	Dec 31, 2010	% change

Consolidated Backlog	$1,791.9	$1,223.6	46%	$1,298.0	38%

AWP	$445.4	$200.0	123%	$306.4	45%

Construction	$240.3	$110.2	118%	$139.6	72%

Cranes	$1,003.9	$815.2	23%	$773.8	30%

MP	$102.3	$98.2	4%	$78.2	31%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Mar 31, 2011	Dec 31, 2010
Trade Accounts Payable	$626.1	$570.0
Cost of goods sold for the three months ended	1,089.0	1,141.0
	x 4	x 4
Annualized cost of goods sold	$4,356.0	$4,564.0

Quotient	0.1437	0.1249
	X 365 days	X 365 days
Days Payable Outstanding	52 days	46 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Mar 31, 2011	Dec 31, 2010
Trade Receivables	$896.6	$782.5
Net sales for the three months ended	1,256.2	1,326.6
	x 4	x 4
Annualized net sales	$5,024.8	$5,306.4

Quotient	0.1784	0.1475
	x 365 days	x 365 days
Days Sales Outstanding	65 days	54 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

Long term debt, less current portion	$1,354.3
Notes payable and current portion of long-term debt	62.8
Debt	$1,417.1

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended March 31,
	2011	2010
Loss from operations	$(9.3)	$(66.5)
Depreciation	20.1	20.4
Amortization	6.1	6.8
Bank fee amortization not included in Loss from operations	(1.6)	(1.6)
EBITDA	$15.3	$(40.9)

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Mar 31, 2011		Dec 31, 2010
Inventory	$1,565.9		$1,448.7
Cost of goods sold for the three months ended	1,089.0		1,141.0
	x 4		x 4
Annualized cost of sales	$4,356.0		$4,564.0

	365 days	/	365 days	/
Inventory turns	2.78	x	3.15	x
Days Inventory	131 days		116 days

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss) Income from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders' equity plus Debt (as defined below) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods. Furthermore, the Company believes that returns on capital deployed in TFS do not represent management of its primary operations and have, therefore, been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on shares of Bucyrus, held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Mar '11	Dec '10	Sep '10	Jun '10	Mar '10
(Benefit from) provision for income taxes as adjusted	$(0.4)	$3.2	$41.8	$(25.5)
Divided by: Loss before income taxes as adjusted	(41.4)	(37.7)	(51.4)	(39.4)
Effective tax rate as adjusted	1.0%	(8.5)%	(81.3)%	64.7%

(Loss) income from operations as adjusted	$(8.2)	$0.8	$4.7	$(13.5)
Multiplied by: 1 minus Effective tax rate as adjusted	99.0%	108.5%	181.3%	35.3%
Adjusted net operating (loss) income after tax	$(8.1)	$0.9	$8.5	$(4.8)

Debt (as defined above)	$1,417.1	$1,686.3	$1,973.2	$1,960.8	$1,968.0
Less: Cash and cash equivalents	(723.7)	(894.2)	(1,354.3)	(1,513.6)	(1,796.2)
Debt less Cash and cash equivalents	$693.4	$792.1	$618.9	$447.2	$171.8

Total Terex Corporation stockholders' equity as adjusted	$1,998.6	$1,907.2	$2,000.4	$1,908.1	$2,082.7

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$2,692.0	$2,699.3	$2,619.3	$2,355.3	$2,254.5

March 31, 2011 ROIC	(0.1%)
Adjusted net operating loss after tax (last 4 quarters)	$(3.5)
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$2,524.1

Reconciliation of Loss before income taxes:	Three months ended 3/31/11	Three months ended 12/31/10	Three months ended 9/30/10	Three months ended 6/30/10
Income (loss) from continuing operations before income taxes	$10.2	$(37.6)	$(51.2)	$(35.3)
Less: Gain realized on sale of BUCY shares	(51.6)	—	—	—
Loss from discontinued operations before income taxes	—	(0.1)	(0.2)	(4.1)
Loss before income taxes as adjusted	$(41.4)	$(37.7)	$(51.4)	$(39.4)

Reconciliation of (loss) income from operations:
(Loss) income from operations as reported	$(9.3)	$(0.5)	$3.6	$(10.4)
Loss from operations for TFS	1.1	1.3	1.3	1.6
Loss from operations for discontinued operations	—	—	(0.2)	(4.7)
(Loss) income from operations as adjusted	$(8.2)	$0.8	$4.7	$(13.5)

Reconciliation of (Benefit from) provision for income taxes:
Provision for (benefit from) income taxes as reported	$6.0	$(4.9)	$38.6	$(23.6)
(Benefit from) provision for income taxes for discontinued operations	(6.4)	8.1	3.2	(1.9)
(Benefit from) provision for income taxes as adjusted	$(0.4)	$3.2	$41.8	$(25.5)

Reconciliation of Terex Corporation stockholders' equity:	As of 3/31/11	As of 12/31/10	As of 9/30/10	As of 6/30/10	As of 3/31/10
Terex Corporation stockholders' equity as reported	$2,157.9	$2,083.2	$2,064.3	$1,881.1	$2,102.4
TFS assets	(85.4)	(76.2)	(38.9)	(29.8)	(0.3)
Deferred (gain) loss on BUCY shares	(73.9)	(99.8)	(25.0)	56.8	(19.4)
Terex Corporation stockholders' equity as adjusted	$1,998.6	$1,907.2	$2,000.4	$1,908.1	$2,082.7

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of March 31, 2011 is defined as the sum of:

·    Total Terex Corporation stockholders' equity; and
·    Debt (as defined above);
·    Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,157.9
Debt (as defined above)	1,417.1
Less: Cash and cash equivalents	(723.7)
Total Capitalization	$2,851.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

First Quarter Net Sales	$1,256.2
x	4
Trailing Three Month Annualized Net Sales	$5,024.8

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2011, working capital was:

Inventories	$1,565.9
Trade Receivables	896.6
Less: Trade Accounts Payable	(626.1)
Total Working Capital	$1,836.4

After-tax gains or expense and per share amounts are calculated using pre-tax amounts, applying a tax rate based on normal jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when providing guidance on earnings per share, the items were unknown or excluded.

	Pre-Tax	Tax Rate	After- Tax	EPS
Gain on sale of BUCY shares	51.6	35.7%	33.2	0.28
Loss on early extinguishment of debt	(6.3)	35.7%	(4.1)	(0.04)
Restructuring and insolvency	(5.5)	*	(3.8)	(0.03)

* Based on a jurisdictional blend

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com